Exhibit 3.2
ARTICLE IV.
Certificates for Stock; Uncertificated Shares.
Section 1.      The shares of stock of the corporation may be represented by Certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. The certificates for shares of stock shall be in such form as the Board may from time to time prescribe.
Section 2.      To the extent shares are represented by a certificate, the certificate of stock shall be signed by such officer or officers as may be permitted by law to sign (except that where any such certificate is countersigned by a transfer agent other than the corporation or its employee, or by a registrar other than the corporation or its employee, the signatures of any such officer or officers may be facsimiles), and shall be countersigned and registered in such manner, all as the Board may by resolution prescribe. In case any officer or officers who shall have signed or whose facsimile signature or signatures shall cease to be such officer or officers of the corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been issued by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be such officer or officers of the corporation.
Section 3.      Shares of the Corporation’s stock may also be evidenced by registration in the holder’s name in uncertificated, book-entry form on the books of the Corporation. Except as otherwise expressly provided by applicable law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.
Section 4.      The Board of Directors may, in its discretion, appoint responsible banks or trust companies or other qualified institutions to act as transfer agents or registrars of the stock of the corporation. Any such bank, trust company or other qualified institution appointed to act as transfer agent or registrar of the stock of the corporation shall transfer stock of the corporation in accordance with its customary transfer procedures and in accordance with applicable laws and regulations
Section 5.      No uncertificated shares or no certificate for shares of stock in the corporation shall be issued in place of any certificate alleged to have been lost, stolen or destroyed, except upon production of such evidence of such loss, theft or destruction and upon delivery to the corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board in its discretion may require.

Section 6.      The Board of Directors may make such additional rules and regulations as it may deem expedient, and not inconsistent with these By-Laws, concerning the issue, transfer and registration of certificated or uncertificated shares of stock of the Corporation. All references to shares in these By-Laws shall refer to either shares represented by certificates or uncertificated stock, and no such reference shall be construed to require certificated shares or to grant additional or different rights or obligations as between the holders of certificated and uncertificated stock of the Corporation.